SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 1)


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     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        DWS RREEF Real Estate Fund, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                             SUSAN L. CICIORA TRUST
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302



Dear Fellow Stockholder:

This letter is on behalf of the Susan L. Ciciora Trust (the "Trust"). The Trust is the largest stockholder of DWS RREEF Real Estate Fund, Inc. (the "Fund") and is OPPOSED to the Fund's proposal to liquidate itself and dissolve. The accompanying proxy statement provides details of the Trust's opposition.

We urge all stockholders to vote AGAINST this bad idea.

The Fund's board of directors wants you to vote for the liquidation at a special meeting on May 20, 2009. Their rationale is:

     Over the course of the past year, due to unprecedented and intense volatility in the real estate market and increased investor fears and reactions related to the worldwide credit crunch, real estate closed-end funds, in general, and the Fund, in particular, suffered substantial declines in assets.

We believe this statement is disingenuous and misleading and should lead stockholders to question the sincerity of board's recommendation. The Fund has experienced an unprecedented loss far greater than any of its peers. The Fund's failure was not simply a consequence of the "unprecedented . . . market" as the statement suggests, but rather the combination of the market, exceptionally bad management, exceptionally bad investment decisions and a complacent board of directors. The blame for our loss should be placed squarely where it belongs - on Fund management and the board. For the board to simply "call it quits" and ask stockholders to take an additional hit is unfair and shortsighted and only compounds the errors already made.

Here are the reasons stockholders should vote AGAINST liquidation:

1. We believe it is dumb to just throw away the Fund's valuable tax loss carry-forwards. Liquidating the Fund means a substantial hidden asset - the Fund's realized and unrealized tax losses - are lost, instead of being put to good use in offsetting future gains if the Fund stays in operation. Unless stockholders vote AGAINST the liquidation plan, the tax benefits will be forever lost.

2. Board members recommended by the Trust can do a better job of overseeing the Fund and watching out for stockholders, and other advisers can do a better job of managing the Fund's assets. However, stockholders must vote AGAINST the liquidation so that the Fund can continue operations, thus giving the Trust's nominees the opportunity to take over the board and management of the Fund.


3. The liquidation plan calls for potential corporate tax payments on liquidation proceeds, meaning that stockholders may not receive full payment for the liquidated value of their shares because Fund's management may have failed to qualify the Fund as a regulated investment company. This is the result of yet another costly (but entirely foreseeable and avoidable) mistake by management which significantly and adversely impacts stockholder value.


4.   The  frictional  costs  associated  with  liquidating,   winding  down  and
     dissolving the Fund are apt to be high and will be borne directly by stockholders. Stockholders must vote AGAINST the liquidation to avoid these unnecessary costs.

5. By what we believe is their inept oversight of the Fund, the incumbent board members have made it abundantly clear that their interests are not aligned with stockholders. Thus, any recommendation by this board should be scrutinized. Not one of the board members has a significant stake in the Fund, so no board member took the financial hit that many stockholders took.

6. Liquidation would require redeeming all of the Fund's leverage. Leverage is an important asset of the Fund, especially today with auction market rates at historic lows and the market close to the bottom - potentially a perfect opportunity for leveraged investing. Stockholders must vote AGAINST the liquidation to preserve this important investment tool.

7. Liquidation necessarily forces arbitrary selling at a very low point in the market. Buying the good deals in this low market seems much more appropriate. Good buys benefit long-term stockholders for many years because there are no taxable consequences on gains inside the Fund.


8. On April 9, 2009, the Fund issued a press release disclosing that the board members had "opted into" a Maryland statute which purportedly limits the voting rights of certain shareholders, adopted a "poison pill" which is designed to reduce certain shareholder voting rights, and adopted by-law provisions which, among other things, requires an 80% vote of the independent board members to approve an advisory agreement for any investment adviser affiliated with any "5% stockholder". The measures are clearly in response to the Trust's attempts to effectuate what we believe are positive changes for all of the Fund's stockholders. If the board members of the Fund, as the press release states, "approved certain measures to enhance its ability to protect the interests of stockholders pending stockholder consideration of proposed plans of liquidation" then why are they are making it even more difficult for the stockholders to effect positive change? Where were the board members when the Fund was losing very nearly all of its stockholder value and "earning" Morningstar's(TM) rating of 1 of 5 stars for its overall, 3- and 5-year performance history - as compared with other similarly situated specialty real estate closed-end funds? Also, why are the board members spending legal fees and other costs on these restrictive measures when their time could be better spent addressing the abysmal performance of the Fund and more efficient ways of fixing the problem?



We can do better. As explained in the accompanying proxy statement, we have been down this road before and have the performance to prove it.

Please vote AGAINST liquidation. Sign, date, and return the enclosed [GREEN] proxy card in the postage-prepaid envelope that is provided

Sincerely, Stewart R. Horejsi

                          PROXY STATEMENT IN OPPOSITION

                                       TO

                   THE SOLICITATION BY THE BOARD OF DIRECTORS

                                       OF

                        DWS RREEF REAL ESTATE FUND, INC.

           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009

To Our Fellow Stockholders:

The SUSAN L. CICIORA TRUST (the "Trust") is sending this proxy statement and the enclosed GREEN proxy card to holders of shares of common stock, par value $0.01 per share, of DWS RREEF Real Estate Fund, Inc., a Maryland corporation (the "Fund"). This proxy is not solicited by the Fund. This proxy statement relates to the Trust's solicitation of proxies for use at the Special Meeting of stockholders of the Fund (the "Special Meeting") scheduled to be held on Wednesday, May 20, 2009 at 10:00 a.m., Eastern Time, and any and all adjournments or postponements thereof.

The Special Meeting will be held at the New York Marriott East Side, 525 Lexington Avenue, New York, NY 10017. This proxy statement and the accompanying GREEN proxy card will first be sent to Fund stockholders on or about April __, 2009.

The Fund has scheduled the following matter for a vote at the Special Meeting:

     Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund (the "Board").


THE TRUST IS SOLICITING YOUR PROXY TO VOTE AGAINST THE PLAN.

                          REASONS FOR THIS SOLICITATION

There are several reasons for this solicitation, and all center on the premise that the Trust believes the Fund's stockholders have lost enough value and faith in present management such that the Plan does not provide any long-term benefit to the stockholders:

1. The Fund should not throw away the Fund's valuable tax loss carry-forwards. Liquidating the Fund means a substantial hidden asset - the Fund's realized and unrealized tax losses - are lost, instead of being put to good use in offsetting future gains if the Fund stays in operation.

2. Board members recommended by the Trust can do a better job of overseeing the Fund and watching out for stockholders, and other advisers of the Trust can do a better job of managing the Fund's assets.


3. The Plan calls for potential corporate tax payments on liquidation proceeds, meaning that stockholders may not receive full payment for the liquidated value of their shares because Fund's management may have failed to qualify the Fund as a regulated investment company. This is the result of yet another costly (but entirely foreseeable and avoidable) mistake by management which significantly and adversely impacts stockholder value.


4.   The  frictional  costs  associated  with  liquidating,   winding  down  and
     dissolving the Fund are apt to be high and will be borne directly by stockholders.

5. By what we believe is inept oversight of the Fund, the incumbent board members have made it abundantly clear that their interests are not aligned with stockholders. Thus, any recommendation by this board should be scrutinized.

6. Liquidation would require redeeming all of the Fund's leverage, an important asset of the Fund, especially today with auction market rates at historic lows and the market close to the bottom - potentially a perfect opportunity for leveraged investing.

7. Liquidation necessarily forces arbitrary selling at a very low point in the market. Buying the good deals in this low market seems much more appropriate.


8. On April 9, 2009, the Fund issued a press release disclosing that the board members had "opted into" a Maryland statute which purportedly limits the voting rights of certain shareholders, adopted a "poison pill" which is designed to reduce certain shareholder voting rights, and adopted by-law provisions which, among other things, requires an 80% vote of the independent board members to approve an advisory agreement for any investment adviser affiliated with any "5% stockholder". The measures are clearly in response to the Trust's attempts to effectuate what we believe are positive changes for all of the Fund's stockholders. If the board members of the Fund, as the press release states, "approved certain measures to enhance its ability to protect the interests of stockholders pending stockholder consideration of proposed plans of liquidation" then why are they are making it even more difficult for the stockholders to effect positive change? Where were the board members when the Fund was losing very nearly all of its stockholder value and "earning" Morningstar's(TM) rating of 1 of 5 stars for its overall, 3- and 5-year performance history - as compared with other similarly situated specialty real estate closed-end funds? Also, why are the board members spending legal fees and other costs on these restrictive measures when their time could be better spent addressing the abysmal performance of the Fund and more efficient ways of fixing the problem?

We believe that the Board and the Fund's current investment advisers are simply throwing their hands up and calling it quits without exploring other solutions for stockholders that might have more meaningful and potentially better long-term benefits. The Trust and companies working with the Horejsi family (the "Horejsi Entities") offer what we believe are better options for stockholders, all of which are discussed in this proxy statement and in the accompanying letter from the Trust's representative, Stewart R. Horejsi. After the precipitous ride the Fund's stockholders have taken with the current advisers, stockholders deserve a change. We believe we can offer a positive change and the Horejsi Entities have the experience and knowledge to bring this about. To do this, we are asking you to first vote AGAINST the Plan. If stockholders reject the Plan, the Trust will offer proposals for the Fund that are similar to the proposals implemented for the other closed-end funds managed by the Horejsi Entities. Following are more details of why stockholders should vote AGAINST the Plan.

Abysmal  Performance.  In the latest  ratings by  Morningstar(TM)  (December 31,
2008), the Fund received the worst possible rating - 1 of 5 stars for its overall, 3- and 5-year performance history - as compared with other similarly situated specialty real estate closed-end funds. The Fund's dismal performance is matched only by DWS RREEF REAL ESTATE FUND II, INC. ("SRO"), which is under common management with our Fund and received the same dismal Morningstar(TM) ratings as the Fund. There is no excuse for the extraordinarily poor performance of the Fund. The Board's attempt to direct stockholders' attention elsewhere by "explaining" that these losses are due to "unprecedented and intense volatility
.. . ." etc. is simply a poor  attempt to escape  responsibility  for the Board's own poor oversight. While the market has been negative, no other similar fund performed as poorly as the Fund.


Better Management from the Trust. The Trust, its Board nominees, and the Horejsi Entities have been down this road before with positive results. Previously, Horejsi Entities have assumed control of four other closed-end funds: Boulder Total Return Fund, Inc. ("BTF"), Boulder Growth & Income Fund, Inc. ("BIF") and The Denali Fund Inc. ("DNY") (collectively, the "Boulder Funds") which are managed by Horejsi Entities, and the First Opportunity Fund, Inc. ("FF"), which is managed by an unaffiliated adviser but administered by a Horejsi Entity. When the Lola Brown Trust took control of DNY in October, 2007, the fund was leveraged and had an investment objective very similar to the Fund. However, after new advisers took over management and began transitioning from DNY's concentrated real estate portfolio beginning in October, 2007, despite the transitioning inefficiencies, for calendar year 2008, DNY returned -24.6% on NAV, while the Fund returned -81.9% and nearly wiped out all stockholder equity (and its sister fund SRO returned -91.5%). Although a -24.6% return on NAV is nothing to boast about, it eclipsed both the Fund and SRO, and also significantly outperformed the S&P Index (-37%) and most other closed-end funds. In fact, DNY was ranked #1 in the Lipper Closed-End Equity Fund Performance Analysis for Real Estate Funds for the 1-year period ended December 31, 2008 AND the 5-year period ended December 31, 2008. While the Horejsi Entities didn't manage DNY for the full 5 year period cited by the Lipper award, the Trust believes that the Horejsi Entities were able to effectuate management changes that were critical to earning this distinction. Another of the Boulder Funds, BIF, also recently ranked #1 in the Lipper Closed-End Equity Fund Performance Analysis for Core Funds for the 1-year period ended December 31, 2008 AND the 5-year period ended December 31, 2008. BTF's total return on net asset value for the 1-year period ended December 31, 2008 was -40%. This performance does not guarantee future results, but we believe it stands in stark contrast to the performance of the Fund. We believe the Horejsi Entities can roll up their sleeves and do a much better job with the Fund.


Capital Loss Carry-Forward. Why throw away a valuable asset of the Fund? If the Plan is approved, it would result in stockholders losing a valuable hidden asset
- the Fund's substantial tax loss carry-forwards which we estimate to be in excess of $100 million. Moreover, the sale of assets of the Fund under the Plan would force realization of currently unrealized loss positions which would further increase the capital loss carry-forwards that could be used to offset future capital gains under better investment management. With smart management, the Fund's extensive capital loss carry-forwards and unrealized losses could be used to enhance stockholder value by allowing the Fund to accumulate capital gains inside the Fund without any taxable impact on stockholders (e.g., year-end capital gains distributions which include a tax bill), thus minimizing the overall negative tax effect on long-term stockholders. At this point, the tax loss carry-forwards are potentially the most important asset left in the Fund. Liquidating the Fund would add insult to injury by wiping out this important asset.

Liquidation Forces Arbitrary Selling. Any plan of liquidation necessarily forces arbitrary selling. This means that assets that have been unfairly beaten down but have significant upside will be sold at a very low point in the market. Liquidating the Fund in a horrible market like we have today is like getting a margin call and having to sell your good assets at bargain basement prices.
Again, this Board's recommendation to liquidate in this horrible selling environment should raise stockholders' doubt about the Board's status as watchdog for stockholders. Buying the good deals in this low market and waiting for the market to normalize seems much more appropriate and is more aligned with long-term stockholder interests.

Preserving the Fund's Leverage. The Plan would require redeeming the Fund's preferred stock or leverage. Leverage is an important asset of the Fund, especially today with auction rates at historic lows and the market close to the bottom - potentially a perfect opportunity for leveraged investing. If the preferred stock is redeemed or otherwise liquidated as would be required under the Plan, the sunk cost paid by the Fund to issue the leverage would be wasted. Moreover, the Fund would be forced to sell assets purchased with the leverage at a low point in the market, the opposite of the buy-low-sell-high prime directive of investing. Also, even though the leverage amplified the Fund's losses on the way down, if there are eventual gains on assets held by the Fund under new management, the current use of leverage will serve to amplify these gains.

Potential Corporate Tax Liability. The Fund's current management may have failed to qualify the Fund as a regulated investment company, meaning stockholders are ultimately responsible for paying corporate-level taxes! According to the Fund's preliminary and definitive proxy statements filed with the SEC on March 20 and April 6, 2009, "there is a risk that the Fund would not qualify as a regulated investment company for the taxable period beginning January 1, 2009 [and the Fund] would be subject to tax at corporate rates on its taxable income for the taxable period beginning January 1, 2009." What this means is that the value of the stockholders' liquidated assets, if any, under the Plan would be further reduced because the Fund would have a corporate tax liability, something that closed-end funds normally do not incur. Who pays this corporate tax liability? Ultimately we do, the Fund's stockholders. So, as part of the Plan, the Fund's management has to determine what those tax liabilities may be and possibly delay the date that liquidation proceeds are distributed to stockholders. Accordingly, such liquidation proceeds may be reduced by the amount of the potential tax liability. At that time, any amounts left over in this reserve account will be distributed to the stockholders.

The Unknown Costs of Liquidation. The costs associated with the Plan are paid by the stockholders and further erode asset value. There are certain frictional costs associated with liquidating, winding down and dissolving a closed-end fund that would not otherwise be incurred if the Fund remained intact (e.g., trading fees and commissions, legal and accounting fees, administrative fees, filing fees, and so on). These "costs and expenses" come from Fund assets, further eroding stockholder value. Additionally, if the Plan is approved, the Fund would be forced to sell its assets, redeem its preferred shares (leverage), and do all this in unfavorable market conditions while at the same time paying the potential corporate tax penalty discussed above. Simply put, "calling it quits" is an easy (although costly) way out. We think that with some effort and better investment management, we can turn this Fund around and bring value back to the stockholders. That's why stockholders should vote AGAINST the Plan.



                         BACKGROUND TO THE SOLICITATION

The Trust is a substantial owner of the Fund's shares, holding a ___% equity position as of the date of this proxy statement [and anticipates increasing this position prior to the meeting]. The Trust has been an active and vocal investor in the Fund and, on [February 5, 2009] sent a letter to the Fund and Board proposing, among other things, termination of the Fund's investment advisers, a new slate of directors, and better corporate governance standards and other ideas to enhance stockholder value. Copies of the letters are attached to this proxy statement at Exhibit 2. It appears that none of these proposals were seriously considered by the Board; instead, the Board has decided to "call it quits" and liquidate the Fund. Given that the Board has very little incentive to manage the Fund due to its members' lack of any ownership, the Trust decided that it should bring the substantial experience and skill of the Horejsi Entities to the table and offer a better alternative to the Fund's stockholders.

The Trust and the Horejsi Entities have substantial investments in four other closed-end mutual funds: the Boulder Funds (as defined above), which are managed by Horejsi Entities, and FF, which is managed by an unaffiliated adviser, but administered by a Horejsi Entity.


Mr. Horejsi, an investment consultant to the Trust, is also the portfolio manager for Boulder Investment Advisers, LLC ("BIA") and Stewart Investment Advisers ("SIA"), the co-advisers to the Boulder Funds. Under Mr. Horejsi's guidance and within a year of assuming investment management of BTF, the fund achieved the #1 ranking for year 2000, based on total return, in Lipper's closed-end fund standard category of "Growth & Income" funds. BIA and SIA assumed investment management for DNY in October, 2007 and similarly with BTF, DNY was recently ranked #1 in the Lipper Closed-End Equity Fund Performance Analysis for Real Estate Funds for the 1-year period ended December 31, 2008. DNY was also awarded the 5-year period ended December 31, 2008; while BIA and SIA didn't manage DNY for the full 5 year period cited by this Lipper award, the Trust believes they were instrumental in continuing the investment performance results that were critical to earning this distinction. BIF, also under management with BIA and SIA, was recently ranked #1 in the Lipper Closed-End Equity Fund Performance Analysis for Core Funds for the 1-year period ended December 31, 2008 and the 5-year period ended December 31, 2008.


These rankings within a particular fund category may not be indicative of the Boulder Funds' standing among equity funds overall. The rankings achieved by the Boulder Funds do not indicate or provide any assurance that the Fund could achieve a similar ranking if BIA, SIA or any other investment advisers affiliated with the Horejsi Entities were the adviser to the Fund.

Finally, the Trust advocates and believes that directors who own their fund's shares and thus have a financial stake in their fund's success will take a more proactive role in acting as stockholder 'watchdogs' and encouraging exceptional performance.

                               SUMMARY OF PROPOSAL


The following is a summary of the Plan scheduled to be voted upon at the Special Meeting and is based upon the information provided in the Fund's definitive proxy statement filed with the SEC on April 6, 2009 (the "Proxy Statement").

The Fund's net assets (i.e., assets attributable to common stock) have decreased in such a substantial manner that the Board determined that continued operation of the Fund as a stand-alone, leveraged closed-end fund is no longer viable. Thus, the Board recommended to stockholders the Plan (as defined above). If the Plan is approved by the stockholders, the outstanding preferred shares (i.e., leverage) will be redeemed, the Fund's assets sold, potential corporate tax liabilities paid (out of stockholders' proceeds) based on the Fund potentially failing to meet its obligations as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code. Accordingly, if approved, the Fund's stockholders will receive - after all costs and expenses of the Plan are paid out of assets of the Fund - the market value for the Fund's assets at the time of their sale shortly following approval of the Plan, less tax amounts if the Fund fails its qualification as a RIC. Assets distributed to the Fund's stockholders will be secondary to the holders of the Fund's preferred stock who receive payment of the liquidation preference of their shares, plus accrued and unpaid dividends, if any.

All of the information in this proxy statement about the Plan is based upon information in the Proxy Statement and the Trust cannot confirm the accuracy or completeness of the information or advise stockholders whether this information may change.


If the Plan is defeated, the Trust does not know what action the Board will take. We hope that they will reconsider the various corporate governance, investment management, and other proposals that the Trust previously submitted to the Board. These proposals are similar to proposals submitted to, and adopted by, the previous management of DNY, which is a similar type of closed-end fund to the Fund. If the Plan is defeated, the Trust is likely to propose that the Board consider appointing investment advisers affiliated with the Horejsi Entities as advisers to the Fund.

The Trust recommends that stockholders vote AGAINST the proposed Plan for the reasons stated in the section entitled "Reasons For This Solicitation," and in the accompanying letter from the Trust.

                             PROXY CARDS AND VOTING

If you have returned a proxy card sent to you by the Fund, you have the right to revoke that proxy and vote AGAINST the Plan by signing, dating, and mailing a later dated GREEN proxy card in the envelope provided. Stockholders also have the option of authorizing your proxy by touch-tone telephone or through the internet, as explained on your proxy card. If you have any questions, please contact _______________, the Trust's proxy solicitor, at ____________.

Discretionary authority is provided in the proxy sought hereby as to other business as may properly come before the Special Meeting of which the Trust is not aware as of the date of this proxy statement, and matters incident to the conduct of the Special Meeting, which discretionary authority will be exercised in accordance with Rule 14a-4 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

Voting, Quorum


Only stockholders of record on March 27, 2009 (the "Record Date") will be entitled to vote at the Special Meeting. According to information contained in the Proxy Statement, there were 15,715,596.80 shares of Common Stock and 1,140 shares of preferred shares issued and outstanding as of the Record Date. Approval of the liquidation and dissolution of the Fund pursuant to the Plan requires the affirmative vote of a majority of the Fund's common stock and preferred stock outstanding, voting together as a single class. The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Special Meeting shall be necessary and sufficient to constitute a quorum for the transaction of business. For purposes of determining the presence of a quorum for transacting business at the Special Meeting, abstentions and broker "non-votes" will be treated as shares that are present at the Special Meeting. Broker non-votes are proxies from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter. Holders of record on the Record Date will be entitled to cast one vote on each matter for each share of Common Stock held by them. Shares of Common Stock do not have cumulative voting rights. The Trust recommends that stockholders vote AGAINST the Plan as proposed in the Proxy Statement.


Stockholders are urged to forward their voting instructions promptly.

Abstentions and broker non-votes will have the effect of a "no" vote on the Plan. A proxy which is properly executed and returned accompanied by instructions to withhold authority to vote represents a broker "non-vote" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter). Proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Under Maryland law, abstentions and broker non-votes do not constitute a vote "for" or "against" a matter and will be disregarded in determining "votes cast" on an issue.

Revocation of Proxies

You may revoke any proxy given in connection with the Special Meeting (whether given to the Fund or to the Trust) at any time prior to the voting thereof at the Special Meeting by delivering a written revocation of your proxy to the Secretary of the Fund or with the presiding officer at the Special Meeting, by executing and delivering a later dated proxy to the Trust or the Fund or their solicitation agents, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself revoke a proxy.

There is no limit on the number of times that you may revoke your proxy prior to the Special Meeting. Only the latest dated, properly signed proxy card will be counted.

IF YOU HAVE ALREADY SENT A PROXY CARD TO THE BOARD OF DIRECTORS OF THE FUND, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PLAN BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED. A GREEN PROXY CARD THAT IS RETURNED TO THE TRUST OR ITS AGENT WILL BE VOTED AS YOU INDICATE THEREON. IF A GREEN PROXY CARD IS RETURNED WITHOUT A VOTE INDICATED THEREON, IT WILL BE VOTED AGAINST THE PLAN.

                        INFORMATION CONCERNING THE TRUST

As of the Record Date, the Trust held _________ shares of Common Stock, representing approximately ____% of the outstanding shares of the Fund. The Trust is an irrevocable grantor trust domiciled in Alaska and administered and governed in accordance with Alaska law. The Trust is an estate planning trust established in 1998 by Susan L. Ciciora, the daughter of Stewart R. Horejsi, primarily for the benefit of her issue, her brother John S. Horejsi, and the Horejsi Charitable Foundation, a South Dakota non-profit corporation. The Trust is authorized to hold property of any kind and invests primarily in marketable securities. Stewart R. Horejsi is the father of Susan L. Ciciora and serves from time to time as an investment advisor to the Trust. The business address of the Trust is: c/o Alaska Trust Company, 1029 West Third Avenue, Suite 510, Anchorage, AK 99501-1981, and the business telephone number of the Trust is
(907) 278-6775. The trustee of the Trust is Alaska Trust Company ("ATC").

Information regarding purchases of shares of Common Stock by the Trust during the last two years is set forth on Exhibit 1 attached hereto. During that period, the Trust has not sold any shares of the Fund.

ATC is a state-chartered public trust company organized under the laws of Alaska which is authorized to do business as a public trust company and which administers various individual, family, and other trusts, including among them the Trust and other trusts associated with Mr. Horejsi's family. The business address of ATC is 1029 West Third Avenue, Suite 510, Anchorage, AK 99501-1981. The stockholders of ATC are Stewart West Indies Trust (98% equity ownership), one of the Horejsi Entities, and Douglas Blattmachr (2% equity ownership). ATC, by way of its role as the trustee of the Trust, may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. In addition, by virtue of their position as directors or executive officers of ATC, certain persons who act in such capacity as directors or officers of ATC may be deemed to control ATC and therefore indirectly to control the Trust. However, none of the directors or officers of ATC, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, the directors and officers of ATC disclaim beneficial ownership of the shares beneficially owned, directly or indirectly, by the Trust. As a result of his advisory role with the Trust, Stewart R. Horejsi may be deemed to have indirect beneficial ownership over the shares directly beneficially owned by the Trust. However, Mr. Horejsi disclaims beneficial ownership of these shares.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of the Record Date regarding the beneficial ownership of shares of Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock (based upon information contained in filings with the SEC), (ii) the current executive officers and directors of the Fund (based on publicly filed information by the Fund), and (iii) all directors and executive officers as a group.


                                                           Common Stock
                                                           Beneficially
        Name and Address        Position with the Fund         Owned            Percent
        ----------------        ----------------------         -----            -------
        Susan L. Ciciora Trust           ---                 ________            ______
        1029 West Third Avenue,
        Suite 510, Anchorage, AK 99501



Directors and Officers as a group --- --- -- [To be added]

                                THE SOLICITATION

Proxies will be solicited by mail and, if necessary to obtain the requisite stockholder representation, by telephone, personal interview or by other means. Certain officers, directors or employees of entities related to the Trust may solicit proxies.

Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this Proxy Statement and the accompanying GREEN proxy card to the beneficial owner of shares of Common Stock for whom they hold of record and the Trust will reimburse them for their reasonable out-of-pocket expenses.

The expenses related to this proxy solicitation will be borne by the Trust. The Trust estimates that the total amount of expenses to be incurred by it in this proxy solicitation will be approximately $______. Expenses to date have been approximately $_____.

If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact _______________ at
_____________.

Dated: April __, 2009

                                    Exhibit 1

                  ALL SECURITIES OF THE FUND PURCHASED OR SOLD
                     WITHIN THE PAST TWO YEARS BY THE TRUST

Except as disclosed in this Proxy Statement, the Trust has no interest, whether direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to direct purchases and dispositions of shares of Common Stock by the Trust.

SUSAN L. CICIORA TRUST

[insert table]






The total amount of funds required by the Trust to purchase the Shares as reported above was $_________. Such funds were provided by the Trust's cash on hand. Cash requirements for future purchases of the Shares may come from cash on hand and/or inter-trust advances made through a Revolving Credit Loan Agreement as previously described in the Trust's Schedule 13D filed with the SEC on March 19, 2009 and amended on March 27, 2009.

                                   Exhibit 2
                          Correspondence with the Fund


                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, P.C.
                           2344 Spruce Street, Suite A
                             Boulder, Colorado 80302


                                February 5, 2009


By Federal Express and U.S. Certified Mail

Corporate Secretary, DWS RREEF Real Estate Fund, Inc. (the "Fund")
345 Park Avenue
New York, NY 10154-0004

John Millette
c/o Deutsche Asset Management, Inc.
Two International Place
Boston, Massachusetts  02110



To the Corporate Secretary of the Fund:

Pursuant to the provisions of the Fund's by-laws and organizational documents and other public documents filed by the Fund with the Securities and Exchange Commission (the "SEC"), I hereby notify you on behalf of the Susan L. Ciciora Trust (the "Trust") that, at the Fund's upcoming 2009 annual meeting of stockholders (the "2009 Stockholders' Meeting"), the Trust intends to nominate candidates for election as directors of the Fund and introduce certain proposals (collectively, the "Proposals"). The Proposals conform with the notice requirements of the Fund's most recent proxy filed with the SEC on May 28, 2008, and the Fund's bylaws as filed with the SEC on October 28, 2002 (the "2002 Bylaws"). It appears, based on recent proxies, that the Fund may have amended its bylaws since the 2002 Bylaws. If the bylaws have changed since the 2002 Bylaws, please provide us with a true and correct copy of the current bylaws. Please note that the personal and other information contained herein and in the attached exhibits is to be treated as strictly confidential.

         The Proposals are as follows:

     1. A proposal to terminate the Investment Management Agreement between the Fund and Deutsche Asset Management, Inc. (the "Investment Manager") (the "Management Agreement").

     2. A proposal to terminate the Investment Advisory Agreement between the Investment Manager and RREEF America, L.L.C. (the "Investment Adviser") (the "Advisory Agreement").

The Investment Manager and Investment Adviser are referred to herein as the "Managers". Justification for Proposals 1 and 2 above is simple: The Fund's performance over the past year under the Managers has been more than appalling. It has been one of the worst of any closed-end or open-end funds in the entire mutual fund universe. In the latest ratings by Morningstar(TM) (December 31, 2008), SRQ received 1 of 5 stars for its overall, 3- and 5-year performance history, as compared with other similarly situated specialty real estate closed-end funds. There is no excuse for the extraordinarily poor performance of SRQ. For the one-year period ending 12/31/08, SRQ had a total return on net asset value ("NAV") of -81.9%. To nearly wipe out the entire value of a fund in one year is unheard of, even in a market that saw the S&P 500 Index drop by 37%. Surprisingly, the market price for SRQ has dropped even more than NAV because the discount for the fund increased - a decline of 86.4% for the year ending 12/31/08. This loss far exceeds any other market indices for similarly situated funds. In fact, the Fund lost more than twice the percent lost by the S&P Index. As noted in an article published January 4, 2009, on seekingalpha.com, SRQ was one of the "five worst performing closed-end funds in 2008". SRO, another fund under the Managers, was also one of these infamous five worst performers and also received the same dismal Morningstar(TM) ratings as its sister-fund, SRQ. Having one investment manager for two of the five worst performing funds in 2008 clearly indicates that it is time for new investment management for the Fund.

Notwithstanding the above Proposals 1 and 2, the Trust encourages the Board to terminate the Management Agreement and Advisory Agreement sooner rather than later. The Board members have a fiduciary duty to the stockholders to make a change, as the Managers clearly have shown that they should no longer manage the Fund. It is the duty of the Board to save what little is left in the Fund and embrace the changes proposed by the Trust. However, if the Board elects not to pursue this course of action, the Trust intends to pursue the above Proposals in a proxy contest.

     3. Nominate for election by the stockholders the following nominees as Class III directors for the Fund: Susan L. Ciciora, Richard I. Barr, and Joel W. Looney (collectively, the "Nominees). Copies of the Nominees' resumes are attached to this letter and contain all information required under Section 3.3 of the 2002 Bylaws.

     4. A proposal recommending that the Board of Directors of the Fund (the "Board") adopt a resolution repealing the applicability of the Maryland Unsolicited Takeovers Act, Maryland General Corporation Law ("MGCL") ss.ss.3-801 through 805 ("MUTA") such that the Fund will no longer be subject to MUTA. MUTA has the effect of entrenching management and diminishing stockholder influence. Repeal of MUTA should result in maximizing Board and management accountability to stockholders.

     5. A proposal recommending that the Board amend Article 7.1 of the Fund's bylaws (the "Bylaws") to delete the first sentence of Article 7.1, so that authority to amend the Bylaws is not vested solely in the Board. See discussion under Proposal 7 below.

     6. A proposal recommending that the Board amend Article 3.2 of the Bylaws to reduce the number of directors and declassify the Board consistent with the discussion under Proposals 8 and 9 below.

     7. A proposal recommending that the Board amend the Fund's charter (the "Charter") vesting in the stockholders the power to amend or adopt the Bylaws by the affirmative vote of a majority of all votes entitled to be cast on the matter. The Trust believes that all stockholders benefit if they have better access to and more influence in the Fund's governance. The Fund's Bylaws contain important policies affecting the day-to-day management of the Fund, which the Trust believes stockholders should have a voice in establishing. Presently the Bylaws contain a provision which vests the authority to adopt, alter or repeal Bylaws solely with the Board. The Trust believes that the authority to adopt, alter or repeal Bylaws should be a shared authority between the Board and stockholders. This permits the Board to be responsive to house-keeping and substantive matters regarding Fund operations, while at the same time giving the owners of the Fund the power to effect changes should they choose to do so. The Trust also believes that when stockholders "speak" by adopting a Bylaw, their action should not be subject to being overturned or altered by unilateral action of a Board whose job it is to serve stockholders. The Trust believes that this Proposal will accommodate the practicalities of managing the Fund while at the same time protecting an important right of stockholders. This Proposal would codify in the Charter the shared authority to make, alter or repeal Bylaws, while at the same time making it clear that Bylaws that are adopted by stockholders cannot be altered, repealed or otherwise circumvented without the affirmative approval of stockholders. If approved by stockholders, the Charter will be amended to add the following provision:

     The Bylaws of the Corporation, whether adopted by the Board of Directors or the stockholders, shall be subject to amendment, alteration or repeal, and new Bylaws may be made, by either (a) the affirmative vote of a majority of all the votes entitled to be cast on the matter; or (b) the Board of Directors; provided, however, that the Board of Directors may not (i) amend or repeal a Bylaw that allocates solely to stockholders the power to amend or repeal such Bylaw, or (ii) amend or repeal Bylaws or make new Bylaws that conflict with or otherwise alter in any material respect the effect of Bylaws previously adopted by the stockholders.

     8. A proposal recommending that the Board amend the Charter to set the number of members of the Board to five. Company charters often contain provisions that set a high upper-limit on the number of board seats, permitting the company's board to increase or decrease the number of board seats in their discretion, subject to this upper limit. Currently the Charter sets a lower limit as required by MGCL and the upper limit at twelve, permitting the Board to increase or decrease its size subject to the upper limit of twelve. Boards may use such provisions to quickly increase or decrease their size in an effort to dilute the voting impact of directors - such as those elected in proxy contests
- with views contrary to those of management. The Trust views the ability to manipulate the number of members on the Board as unnecessary and ultimately ineffective in thwarting stockholder desires. In addition, it potentially increases Fund expenses and insulates the Board from stockholders. Common sense suggests that if the Fund has more Board seats, the Fund (and thus stockholders) will spend more on Board compensation. The Trust believes that, because of the relatively narrow business focus of an investment company such as the Fund, five Directors can adequately and efficiently fulfill their obligation to oversee the operations of the Fund and its management and act as "watchdogs" for stockholders. The Trust believes that the best approach is to seek a few highly qualified individuals to fill directorships and pay them fairly. This way, stockholders get more "bang for the buck" in their Board and don't pay unnecessary Board expenses. If approved by stockholders, the Charter will be amended to delete the entirety of Article VI(1) and replaced with the following provision:

     The number of directors shall be five.

     9. A proposal recommending that the Board amend the Charter to de-classify the Board and provide for the annual election of directors. The election of directors is the primary means for stockholders to exercise influence over the Fund and its policies. The Trust believes that classified boards have the effect of reducing the accountability of directors to a company's stockholders. A classified board prevents stockholders from electing all directors on an annual basis and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. While classified boards are viewed by some as increasing the long-term stability and continuity of a board, the Trust believes that, in the case of the Fund, long-term stability and continuity should result from the annual election of Directors, which provides stockholders with the opportunity to evaluate Director performance, both individually and collectively, on an annual basis. If approved by stockholders, the Charter will be amended to deleted the entirety of Article VI(2) and replaced with the following provision:

     The directors shall be elected at each annual meeting of the stockholders commencing in 2009, except as necessary to fill any vacancies, and each director elected shall hold office until his or her successor is duly elected and qualifies, or until his or her earlier resignation, death, or removal.

     10. An proposal recommending that the Board amend the Charter to provide that the Secretary of the Fund shall call a special meeting of stockholders on the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting. Presently, under the Fund's Bylaws, stockholders cannot call a special meeting unless a written request is submitted by the holders of a majority of outstanding shares entitled to vote at the meeting. This ownership threshold restricts a stockholder's right to call a meeting. This Proposal would amend the Charter to reduce the percentage ownership level from a "majority" to 25% of outstanding shares, thus making the potential for a stockholder or group of stockholders to call a special meeting more realistic and useful. If approved by stockholders, the Charter will be amended with the following provision:

     The Secretary of the Corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least twenty-five percent (25%) of all the votes entitled to be cast at the meeting.

     11. A proposal recommending that the Board change the name of the Fund so that it does not include "DWS" or reference to the DWS family of funds, or investments in real estate or similar securities.

The Trust represents to the Fund that as of the date of this notice it is a stockholder of record of 1,063,395 shares of the Fund's common stock (the "Shares") which represents 6.77% of the Fund's total outstanding and issued shares. The Trust further represents to the Fund that it intends to be present at the Meeting to nominate the Nominees to serve as directors of the Fund, to submit the Proposals as contained herein, and to vote its Shares accordingly with the nominations and proposals as presented by the Trust. The Trust hereby represents to the Fund that it intends to continue to own, through the date of the Meeting, these Shares.

If the Fund determines that more than three Class III directors will be elected at the 2009 Stockholders' Meeting, or the Board expands the number of available seats on the Board, the Trust intends to nominate candidates for the additional Board seats and will provide the Fund with the required information for any additional nominees.

I am also writing in connection with the Schedule 13D that the Trust filed with the SEC today (a copy of which is attached hereto). The directors of the Fund will be asked to take a position with respect to the Proposals. As a representative of the Fund's largest stockholder, I urge the directors to support these proposals as they are in the best interests of all stockholders of the Fund and introduce sound corporate governance principals.

     Only 4 of the 12 members of the Board own shares of the Fund.(1) The fact that 8 of the 12 of these incumbent directors own no shares suggests little incentive for the current Board to work diligently toward the future success of the Fund and its stockholders. Certainly, this lack of meaningful ownership highlights that the incumbents do not have enough faith in the Fund's management to warrant investing their own money with the Fund. Accordingly, the Trust believes that the stockholders of the Fund deserve new advisers to provide a better chance for a positive return on their investment and a more confident outlook for the Fund's future. In this regard, we recommend that the Board consider Boulder Investment Advisers, LLC and Stewart Investment Advisers, both SEC registered investment advisers who advise the Boulder-based group of closed-end funds.(2)

     If the Board agrees with these Proposals, I invite you to discuss with me at your earliest convenience how we might mutually affect a smooth and cost-efficient implementation of the Proposals. Please contact me at in writing at the address provided above if you have questions. Please fax a copy of any written response to my counsel, Stephen C. Miller, Esq. at (303) 245-0420.

                                 Sincerely,

                                 The Susan L. Ciciora Trust



                                 -------------------------------------------

                                 By: Stewart R. Horejsi, its Financial Advisor



Cc: Board of Directors for the Fund

                                   PROXY CARD

         THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS
                       OF DWS RREEF REAL ESTATE FUND, INC.
                          BY THE SUSAN L. CICIORA TRUST

Proxy for the May 20, 2009 Special Meeting of Stockholders of DWS RREEF Real Estate Fund, Inc.

The undersigned holder of shares of Common Stock of DWS RREEF Real Estate Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Stephen C. Miller, Esq., Joel L. Terwilliger, Esq., and Thomas R. Stephens, Esq., each of them, as attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of Common Stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Fund to be held at the New York Marriott East Side, 525 Lexington Avenue, New York, NY 10017, on Wednesday, May 20, 2009 at 10:00 a.m. Eastern Time, and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Trust's Proxy Statement in Opposition and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. A majority of the proxies present and acting at the Special Meeting in person or by substitute (or, if only one shall be so present, than that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

IMPORTANT:

Please indicate your vote by an "X" in the appropriate box below. This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AGAINST THE PLAN AS PROPOSED BY THE FUND'S BOARD OF DIRECTORS.

Please refer to the Proxy Statement in Opposition for more details.

VOTE ON PROPOSAL:

     1.     Approving the liquidation and dissolution of DWS RREEF Real Estate       FOR        AGAINST       ABSTAIN
     Fund, Inc. (the "Fund") pursuant to a Plan of Liquidation and Dissolution of
     the Fund.                                                                       /___/      /___/         /___/


     The Trust recommends that the stockholders vote AGAINST the Proposal.

IMPORTANT:
Please sign exactly as name appears hereon or on the proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

     DATE:    _____________________              _______________________________
                                                            Signature(s)

                                                 -------------------------------
                                                       Title (if applicable)


     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE